Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-239207, 333-252584, and 333-252585) Form S-3 (File No. 333-221966, 333-228908, 333-235441, 333-237581, 333-239851, 333-254309 and 333-255582), Form S-4 (File No. 333-228031) and Form S-8 (File No. 333-169556, 333-175565, 333-186464, 333-188510, 333-198378, 333-213742, 333-216711, 333-230704, 333-250149, and 333-259264) of Predictive Oncology Inc. (the “Company”) of our report dated January 14, 2022, relating to the audited financial statements of zPredicta, Inc. as of and for the years ended December 31, 2020 and 2019 filed with the Form 8-K/A report of the Company filed on February 10, 2022.

/s/ Baker Tilly US, LLP
Minneapolis, Minnesota
February 10, 2022